Exhibit 99.1

 CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Takes Delivery of Supramax Vessel

Announces Plan to Sign Time Charter for Genco Brittany

NEW YORK, September 23, 2010 – Genco Shipping & Trading Limited (NYSE: GNK) today announced that it has taken delivery of the Genco Brittany, a 2010-built Supramax vessel. The Genco Brittany is the eleventh vessel to be delivered to the Company under Genco’s agreement previously announced on June 25, 2010 to acquire 13 Supramax vessels from Setaf SAS, a wholly owned subsidiary of Bourbon SA.

The Company also announced that it has reached an agreement to enter into a time charter for the Genco Brittany with Oldendorff GMBH and Co. for 2.5 to 5.5 months at a rate of $21,000 per day, less a 5% third party brokerage commission. The time charter for the Genco Brittany is expected to commence on or about September 25, 2010 and is subject to the completion of definitive documentation.

The Company used its available cash to pay the remaining balance of approximately $32.13 million for the Genco Brittany. On August 20, 2010, the Company entered into its previously announced $253 million senior secured term loan facility and intends to use the credit facility to refund a total of $21.5 million associated with the purchase of this vessel to the Company.

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco currently owns a fleet of 48 drybulk vessels, consisting of nine Capesize, eight Panamax, fifteen Supramax, six Handymax and ten Handysize vessels, with an aggregate carrying capacity of approximately 3,591,000 dwt. After the expected delivery of three remaining Handysize vessels and two remaining Supramax vessels that Genco has agreed to acquire and retain, Genco will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, seventeen Supramax, six Handymax, and thirteen Handysize vessels with a total carrying capacity of approximately 3,812,000 dwt. References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited, a subsidiary of Genco.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations, and include, without limitation, the expected delivery of the Genco Brittany to its charterer and the amounts expected to be received under the charter, Genco’s intentions to refund a portion of the vessel’s purchase price using the credit facility mentioned above, and expected deliveries of additional vessels. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. Such statements are subject to various risks, uncertainties and assumptions, including the fulfillment of the closing conditions under, or the execution of customary additional documentation for, Genco’s agreements to acquire vessels; the completion of definitive documentation for charters; and funding of financing on acceptable terms.  Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed in any forward-looking statements. These risks, as well as others, are discussed in greater detail in Genco’s filings with the SEC, including, without limitation, the “Risk Factors” section in each of the preliminary prospectus supplements and related prospectus relating to our offerings, our Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequent filings with the SEC.

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